Staysail Series Trust 485BPOS

Exhibit 99.(h)(1)

FORM OF

MASTER SERVICES AGREEMENT

between

STAYSAIL SERIES TRUST

and

NOTTINGHAM COMPANY, llc

INDEX

Retention Of Nottingham	Pg. 1
Books And Records	Pg. 1
Fees, Expenses And Other Compensation	Pg. 2
Non-Exclusivity	Pg. 3
Independent Contractor Status	Pg. 3
Limitation Of Liability, Indemnification, And Reliance	Pg. 4
Effective Date, Duration And Termination	Pg. 6
Amendments	Pg. 8
Assignment And Subcontracting	Pg. 8
Additional Funds And Classes	Pg. 8
Distinction Of Funds	Pg. 8
Proprietary Information	Pg. 8
Confidentiality	Pg. 9
Compliance	Pg. 10
Trust Obligation	Pg. 10
Representations And Warranties	Pg. 10
Legal Construction	Pg. 11
Notice	Pg. 11
Miscellaneous	Pg. 11

Schedule A – Funds to be Serviced	Pg. 14
Schedule B - Services	Pg. 15
Transfer Agent Services Agreement	Schedule B. Transfer Agent
Custody Agreement	Schedule B. Custody Agreement
Distribution Services Agreement	Schedule B. Distribution Agreement

Schedule C - Fees	Pg. 27

MASTER SERVICES AGREEMENT

THIS AGREEMENT is made and to be effective as of ________ 2026 by and between STAYSAIL SERIES TRUST, a Delaware business trust, having its principal office and place of business at 116 South Franklin Street, Rocky Mount, NC 27804 (the “Trust”) and THE NOTTINGHAM COMPANY, LLC, a North Carolina limited liability corporation, having its principal office and place of business at 116 South Franklin Street, Rocky Mount, North Carolina 27804 (“Nottingham”).

WHEREAS, the Trust is an open-end management investment company registered with the United States Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust offers shares in the series listed in Schedule A hereof (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement, being herein referred to as a “Fund,” and collectively as the “Funds”); and

WHEREAS, the Trust desires to retain Nottingham to provide certain services to each series of the Trust listed in Schedule A hereof (and as periodically amended); and

WHEREAS, Nottingham is willing to provide such services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the Trust and Nottingham hereby agree as follows:

1.	Retention of Nottingham

(a)	The Trust, on behalf of each Fund, hereby retains Nottingham to provide directly or contract for the provision of the services set forth in each addendum selected below (collectively, the “Services”), which are attached hereto under Schedule B and incorporated by reference into this Agreement.

☒	Fund Accounting and Administration Addendum

☒	Transfer Agent Agreement Addendum and Schedule B. Transfer Agent

☒	Compliance Services Addendum

☒	Custody Addendum and Schedule B. Custody

☒	Distribution Addendum and Schedule B. Distribution

(b)	Nottingham hereby agrees to be retained and to furnish these Services.

2.	Books and Records

(a)	Record Maintenance. Nottingham shall maintain or cause to be maintained customary books and records in connection with its Services as specified in this Agreement. Any such books or records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the Investment Company Act of 1940 that are prepared and maintained on behalf of the Trust shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request. Notwithstanding the foregoing, Nottingham shall be entitled to keep copies of any books or records that Nottingham may be required to retain by law or regulation.

1

Unless otherwise agreed upon by Nottingham and the Trust, Nottingham may subcontract to a third party the storage and maintenance of the Trust’s books and records and such costs and expenses shall be the responsibility of the Trust.

In case of any request or demand for the inspection of such records by another party, Nottingham will notify the Trust and follow the Trust’s instructions as to permitting or refusing such inspection; provided that Nottingham may exhibit such records as provided in Section 13 of this Agreement and to any person in any case where it is advised by its counsel that it may be held liable for failing to do so, unless (in cases involving potential exposure only to civil liability) the Trust has agreed to indemnify Nottingham against such liability.

(b)	Delivery of Documents. The Trust shall provide Nottingham with the necessary documents, records, and other information in its possession or control to enable Nottingham to perform its duties and obligations under this Agreement, including, but not limited to, a copy of the Trust documents and any amendments thereto.

(c)	Converting to Nottingham’s System. The Trust agrees to cooperate with Nottingham in converting to Nottingham’s data processing system and software (“Nottingham’s System”) to the extent necessary for Nottingham to perform Nottingham’s duties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Trust acknowledges and agrees that all computer programs and procedures developed by or for Nottingham to perform its duties and services under this Agreement, including, but not limited to, Nottingham’s Systems, are and shall remain the sole property of Nottingham.

3.	Fees, Expenses and Other Compensation

(a)	Fees. In exchange for the services provided by Nottingham pursuant to the Services addendums or otherwise herein, the Trust hereby agrees to pay, or cause to be paid, to Nottingham fees as specified in the Fund specific Schedules attached as Schedule C. Nottingham will be entitled to additional compensation for any special projects or services requested by the Trust outside the scope of the Services or otherwise herein.

Asset-based compensation will be calculated and accrued daily and paid to Nottingham monthly. For flat fees, partial months will be prorated. Where applicable, the fee shall be calculated based upon the average daily net assets of each Fund. For this purpose, the average daily net assets shall be computed in the manner described in the Trust’s Declaration of Trust or the Trust’s Prospectus or Statement of Additional Information for that Fund.

(b)	Expenses. The Trust hereby assumes and will pay, or cause to be paid, all expenses of the Trust and the Fund(s) included but not limited to those items listed on Schedule B pursuant to Schedule B hereof and will allocate the Fund(s)’ portion of such expenses to the Fund(s) for direct payment.

(c)	Reimbursement. The Trust will promptly reimburse Nottingham for expenses of the Trust or Fund which it advances or pays on behalf of the Trust or Funds, including, without limitation, reasonable travel and lodging expenses incurred by employees of Nottingham in connection with attendance at meetings of the Trust’s Board of Trustees or shareholders, cost of telephone services, cost of postage and other delivery charges, copying charges, cost of obtaining secondary security market quotes and other securities data from pricing agents approved by the Trust, cost of electronic or other methods of record storage, reasonable allocation of costs associated with preparation of Nottingham’s SOC 1 reports, and any additional expenses reasonably incurred by Nottingham in performance of its duties and obligations under this Agreement.

2

(d)	Special Projects. The Trust may, from time to time, request that Nottingham perform additional tasks above and beyond the general scope of its responsibilities under Schedule B herein. The Trust hereby agrees to pay, or cause to be paid, to Nottingham special project fees as specific in Schedule B.2 hereof.

(e)	Compensation from Transactions. The Trust authorizes any entity or person associated with Nottingham that is a member of a national securities exchange to effect any transaction on the exchange for the account of the Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Trust consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv) thereunder.

(f)	Survival of Compensation Rates. All rights of compensation under this Agreement for services performed as of the termination date will survive the termination of this Agreement. Upon liquidation or upon termination of this Agreement as to any Fund, Nottingham shall be entitled to such other compensation as set forth in Schedule C.

(g)	CPI Increase. Nottingham may annually increase the fees payable under this Agreement by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers – All Items (seasonally unadjusted) (collectively the “CPI-U”) rounded up to the nearest 0.5%; Nottingham will give 60-days’ notice of such increase to the Trust’s Board of Trustees and the Advisors. Any CPI-U increases not charged in any given year may be included in prospective CPI-U increases in future years.

4.	Non-Exclusivity

The services of Nottingham rendered to the Trust are not to be deemed to be exclusive. Nottingham is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees, or shareholders of the Trust are or may be or become interested in Nottingham, as members, officers, employees, and shareholders or otherwise and that members, officers, employees, and shareholders of Nottingham and its counsel are or may be or become similarly interested in the Trust, and that Nottingham may be or become interested in the Trust as a shareholder or otherwise.

5.	Independent Contractor Status

Nottingham will, for the purpose of this Agreement, be deemed an independent contractor and, unless otherwise expressly provided or authorized, will have no authority to act or represent the Trust in any way and will not be deemed an agent of the Trust.

3

6.	Limitation of Liability, Indemnification, and Reliance

For the purposes of this Section 7 the term “Nottingham” shall include members, cas, employees, and other agents of Nottingham, as well as Nottingham itself:

(a)	Limitation of Liability. The duties of Nottingham shall be confined to those expressly set forth in this Agreement, and no implied duties are assumed by or may be asserted against Nottingham. Nottingham shall not be liable for any error of judgment, mistake of law, loss or damage suffered by the Fund(s) in connection with any investment, or any act or omission of Nottingham in carrying out its duties under this Agreement, except a loss or damage resulting directly from willful misconduct or gross negligence on the part of Nottingham in the performance of its duties under this Agreement, or from reckless disregard by Nottingham of its obligations under this Agreement.

Further, in no event shall Nottingham be liable under any provision of, or in connection with, this Agreement (regardless of whether a claim is based on contract, tort, or otherwise) for any damages other than actual and direct damages, and Nottingham shall have no liability for any incidental, indirect, consequential, special, or exemplary damages or losses which the Fund(s) may incur or suffer, whether or not the likelihood or possibility of such damages was known to Nottingham in advance.

(b)	Indemnification. Provided that Nottingham has exercised reasonable customary care in the performance of its duties under this Agreement, the Trust assumes full responsibility and will indemnify and defend Nottingham and hold it harmless from and against any and all actions, suits, and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees, and disbursements, payments, expenses, and liabilities (including reasonable investigation expenses) of every nature and character arising or occurring directly or indirectly out of Nottingham’s relationship to the Trust under this Agreement or any of Nottingham’s action taken or nonactions with respect to the performance of services under this Agreement; provided, however, Nottingham shall not be indemnified against any liability arising out of its own willful misfeasance, bad faith, gross negligence, or reckless disregard in the performance of its duties or its own reckless disregard of its duties or obligations under this Agreement. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Trust may be asked to indemnify, defend, or hold Nottingham harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that Nottingham will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust, but failure to do so in good faith will not affect the rights under this Agreement.

The Trust will be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense will be conducted by counsel or chosen by the Trust and satisfactory to Nottingham, whose approval will not be unreasonably withheld. In the event the Trust elects to assume the defense of any suit and retain counsel, Nottingham will bear the fees and expenses of any additional counsel retained by it, absent a conflict of interest between the Trust and Nottingham. In the event of a conflict between the Trust and Nottingham or if the Trust does not elect to assume the defense of a suit, the Trust shall reimburse Nottingham for the reasonable fees and expenses of any counsel retained by Nottingham.

4

Nottingham may apply to the Trust at any time for instructions and may consult with the Trust’s counsel with respect to any matter arising in connection with Nottingham’s duties, and Nottingham will not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instructions or with the opinion of the Trust’s counsel or auditors. Also, Nottingham will be protected in acting on any document that it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nottingham will not be held to have notice of any change of authority of any officers, employee, or agent of the Trust until receipt of written notice thereof from the Trust.

Should the foregoing indemnification agreement be found unenforceable or that contribution is required from Nottingham, then Nottingham’s aggregate contribution for all losses, claims, damages, or liabilities, including rescission liabilities, shall not exceed the value of all fees earned by and expenses reimbursed to the Nottingham pursuant to this Agreement. No person or entity guilty of fraudulent misrepresentation shall be entitled to contribution from any person or entity that is not so guilty.

Performance by Nottingham of its obligations under this Agreement does not absolve or release the Trust or the Trust’s investment Advisor from its fiduciary responsibilities to the Funds or the Funds’ shareholders.

(c)	Reliance. Except to the extent that Nottingham may be liable pursuant to this Section 6, Nottingham shall not be liable for any action taken or failure to act in good faith in reliance upon:

(i)	Advice from the Trust or from counsel to the Trust;

(ii)	Any oral instruction which it receives and which it reasonably believes in good faith (pursuant to procedures mutually agreed to by Nottingham and the investment adviser to the relevant Fund) was transmitted by the person or persons authorized by the Board to give such oral instruction;

(iii)	Any written instruction or certified copy of any resolution of the Board, and Nottingham may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed in good faith by Nottingham to have been validly executed; or

(iv)	Any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by Nottingham to be genuine and to have been signed or presented by the Trust or other proper party or parties;

and Nottingham shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Nottingham reasonably believes in good faith to be genuine.

5

(d)	Errors of Others. Nottingham shall not be liable for the errors of other service providers to the Trust, including the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services’ standard contracts entered into by Nottingham) and errors in information provided by an investment adviser (including prices and pricing formulas and the untimely transmission of trade information) or custodian to the Trust; except or unless any of Nottingham’s actions or inaction is a direct or proximate cause of the error.

(e)	Reliance on Electronic Instructions. If the Trust has the ability to originate electronic instructions to Nottingham in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event Nottingham shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established and agreed upon by Nottingham and the Advisors.

(f)	Portfolio Compliance Services. If the Services requires Nottingham to provide the Fund(s) with portfolio compliance services, such services shall be provided pursuant to the terms of this Section 6 (the “Portfolio Compliance Services”). The precise compliance review and testing services to be provided shall be as directed by a designated representative of each Fund and as mutually agreed between Nottingham and the designated representative of such Fund, and the results of Nottingham’s Portfolio Compliance Services shall be detailed in a portfolio compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review and approval by a designated representative of each Fund.

A designated representative of each Fund will examine each Compliance Summary Report delivered to it by Nottingham and notify Nottingham of any error, omission or discrepancy within ten (10) days of its receipt. The designated representative of the Fund(s) agrees to notify Nottingham promptly in writing if it fails to receive any such Compliance Summary Report. The Fund(s) further acknowledges that unless its designated representative notifies Nottingham of any error, omission or discrepancy within 10 days, such Compliance Summary Report shall be deemed final and shall not be reissued. In addition, if the designated representative of the Fund(s) learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the designated representative of the Fund(s) will notify Nottingham of such condition within one (1) business day after discovery thereof.

While Nottingham will endeavor to identify out-of-compliance conditions, Nottingham does not and could not make any guarantees, representations, or warranties with respect to its ability to identify all such conditions. In the event of any errors or omissions in the performance of Portfolio Compliance Services, the Fund’s sole and exclusive remedy and Nottingham’s sole liability shall be limited to re-performance by Nottingham of the Portfolio Compliance Services affected and in connection therewith the correction of any error or omission, if practicable and the preparation of a corrected report, at no cost to the Fund(s).

7.	Effective Date, Duration and Termination

(a)	Effective Date. This Agreement shall become effective on the date first written above.

(b)	Duration. This Agreement shall remain effective for a period of three years. Thereafter, this Agreement shall continue in full force and effect unless terminated by either party.

6

(c)	Termination. This Agreement may be terminated by either party by giving not less than ninety (90) days’ prior written notice to the other party upon certain conditions as follows:

(i)	By mutual written agreement of the parties; or

(ii)	For cause – in the event of willful misconduct, gross negligence, or breach of this Agreement by the non-moving party. Such termination requires giving not less than thirty (30) days’ prior written notice to the other party.

Unless terminated for cause, Nottingham shall be paid either a “Termination or Liquidation Fee” (as appropriate). Said fee is not a penalty but an extra fee to compensate Nottingham for its service in assisting in transferring records and reports or otherwise wrapping up its services under this Agreement for such Fund. The relevant fee shall be as follows:

Upon the termination of this Agreement with respect to any Fund:

(i)	A fee equal to the compensation paid (or payable) to Nottingham for the three (3) months immediately prior to the effective date of such termination (the “Termination Fee”).

Upon the liquidation of any Fund:

(i)	In lieu of the foregoing termination fee, a liquidation fee equal to the compensation paid (or payable to) Nottingham for the three (3) months immediately prior such Liquidation (the “Liquidation Fee”).

Termination and Liquidation fees shall be paid promptly upon termination or liquidation, respectively.

Termination and Liquidation fees shall be paid promptly upon the effective date of termination or liquidation, respectively. In addition to the applicable Termination or Liquidation Fee, the Trust shall reimburse Nottingham for its actual, reasonable, and documented out-of-pocket expenses directly and necessarily incurred in effecting the transition or wind-down of services, including the cost of delivering to the Trust or its designee the Trust’s books, records, and documents or copies thereof.

(d)	Cooperation and Good Faith. Upon termination of this Agreement, Nottingham and the Trust agree to cooperate in good faith in transferring records and other information in Nottingham’s possession and wrapping up their relationship under this Agreement in a commercially reasonable manner.

(e)	Reimbursement. Upon termination of this Agreement for any reason, the Trust shall pay to Nottingham such compensation as may be due to Nottingham under this Agreement for services performed prior to the date of termination, including any out-of-pocket reimbursements due and payable hereunder.

(f)	Survival of Certain Obligations. The obligations of Sections 3, 6, 7, 12, and 13 shall survive any termination of this Agreement.

7

8.	Amendments

No provision of this Agreement may be amended, modified, or waived in any manner except by a written instrument signed by the party against which the enforcement of such is sought.

9.	Assignment and Subcontracting

(a)	Subcontracting. The parties hereby mutually consent that Nottingham may, at its expense unless otherwise provided in the Agreement, subcontract with any entity or person concerning the provision of the services contemplated hereunder. Nottingham shall not, however, be relieved of any of its obligations under this Agreement by the appointment of such subcontractor. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors.

(b)	Assignment. The parties hereby mutually consent that all rights and duties hereunder shall be assignable and operated as shared services among various legal entities and may be primarily assigned to another legal entity provided that all services will remain the same with continuity of operations, personnel and services for operations of the Client’s funds.

The terms and provisions of this Agreement shall be automatically applicable to any investment company that is the successor to the Trust because of reorganization, recapitalization or change of domicile.

Nottingham may, to the extent permitted by law and in its sole discretion, assign all its rights and interests in this Agreement to an affiliate, parent, subsidiary or to the purchaser of substantially all of its business or assets, provided that Nottingham provides the Trust at least 60 days prior written notice.

In the event that this Agreement is successfully assigned, either by express written consent of the parties or in any way otherwise, this Agreement shall be binding upon the respective successors and assigns.

10.	Additional Funds and Classes

If a Fund establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, covered with respect to such Fund under this Agreement. If the Trust establishes one or more Funds after the effectiveness of this Agreement, such Fund shall become a Fund under this Agreement.

11.	Distinction of Funds

Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise. In cases where there are multiple funds managed by the same Investment Adviser, every attempt will be made to allocate expenses among the funds in a manner that represents the division of expense required for each Fund’s operations.

12.	Proprietary Information

(a)	Proprietary Information of Nottingham. The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by Nottingham on databases under the control and ownership of Nottingham or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “Nottingham’s Proprietary Information”) of substantial value to Nottingham or the third party. The Trust agrees to treat all Proprietary Information as proprietary to Nottingham and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided under this Agreement.

8

(b)	Proprietary Information of the Trust. Nottingham acknowledges that the Shareholder list and all information related to Shareholders furnished to Nottingham by the Trust or by a Shareholder in connection with this Agreement (collectively, “Customer Data”), all information regarding the Trust Portfolios, arrangements with brokerage firms, compensation paid to or by the Trust, trading strategies and all such related information (collectively, “the Trust’s Proprietary Information”) constitute proprietary information of substantial value to the Trust. In no event shall Nottingham’s Proprietary Information be deemed the Trust’s Proprietary Information or Customer Data. Nottingham agrees to treat all of the Trust’s Proprietary Information and Customer Data as proprietary to the Trust and further agrees that it shall not divulge any of the Trust’s Proprietary Information or Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Trust or as may be duly requested by regulatory authorities.

(c)	Employee Notification. Each party agrees to take reasonable efforts to advise its employees of their obligations pursuant to this Section 13. The obligations of this Section shall survive any earlier termination of this Agreement.

13.	Confidentiality

Nottingham and the Trust agree that all books, records, information, and data pertaining to the business of the other party, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, shall remain confidential, and shall not be voluntarily disclosed to any other person, except that Nottingham may:

(a)	Prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

(b)	Provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies;

(c)	Release such other information as approved in writing by the Trust which approval shall not be unreasonably withheld;

(d)	Release such information as is necessary when Nottingham is exposed to civil or criminal liability for failure to comply when divulgence is requested by a duly constitutional authority or when so requested by the Trust or Advisors;

(e)	In accordance with Section 248.11 of Regulation S-P (17 CFR 248.1 – 248.30) (“Reg S-P”), Nottingham will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg S-P, received from the Fund to any person that is not affiliated with the Fund or with Nottingham and provided that any such information disclosed to an affiliate of Nottingham shall be under the same limitations on non-disclosure.

9

For the purposes of this section, the following records and other information shall not be considered confidential:

(a)	Any record or other information that is or becomes publicly available through no fault of Nottingham;

(b)	Any record and other information that is released by the Trust in a public release;

(c)	Any record or other information that is lawfully obtained from third parties who are not under an obligation to keep such information confidential; or

(d)	Any record or other information previously known by Nottingham.

14.	Compliance

Nottingham undertakes to comply with all applicable requirements for the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, and other laws, rules, and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by Nottingham under this Agreement.

15.	Trust Obligation

It is understood that this Agreement has been executed on behalf of the Trust by a trustee of the Trust in his capacity as trustee and not individually. The obligations of this Agreement shall only be binding upon the assets and property of each Fund and shall not be binding upon any trustee, officer, or shareholder of the Trust individually.

16.	Representations and Warranties

Representations of Nottingham. Nottingham represents and warrants to the Trust that:

(i)	It is a limited liability company duly organized and existing and in good standing under the laws of the State of North Carolina;

(ii)	It is empowered and properly licensed under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(iii)	It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

(iv)	Its fees and charges set out in this Agreement are solely to cover administrative expenses and not distribution expenses.

Representations of the Trust. The Trust represents and warrants to Nottingham that:

(i)	It is a Trust duly organized and existing and in good standing under the laws of the State of Delaware;

(ii)	It is empowered under applicable laws and by its Organizational Documents to enter into and perform this Agreement;

(iii)	All proceedings required by said Organizational Documents have been taken to authorize it to enter into and perform this Agreement;

(iv)	It is an open-end management investment company registered under the 1940 Act; and

(v)	A registration statement under the Securities Act of 1933 is currently effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

10

17.	Legal Construction

(a)	Severability. If any part, term, or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(b)	Interpretation. If any provision of this Agreement, or portion thereof, is capable of two interpretations, one of which would render the provision, or portion thereof, void and the other which would render the provision, or portion thereof, valid, then the provision, or portion thereof, shall have the same meaning which renders it valid.

(c)	Construction. The language used herein shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party.

18.	Notice

Any notice required or permitted to be given by either party to the other party shall be in writing and will be deemed sufficient if personally delivered or sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the following addresses (or such other address for a party as shall be specific by like notice):

(a)	To the Trust:

Staysail Series Trust

116 South Franklin Street

Rocky Mount, NC 27804

With a copy to:

Cassandra Borchers

Squire Patton & Boggs

***

(b)	To Nottingham:

The Nottingham Company, LLC

116 South Franklin Street

Post Office Box 69

Rocky Mount, North Carolina 27802-0069

19.	Miscellaneous

(a)	Force Majeure. In the event that either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other party resulting from such failure to perform or otherwise from such causes.

(b)	Arbitration. Any controversy or claim arising out of, or related to, this Agreement, its termination or the breach thereof, shall be settled by binding arbitration by three arbitrators (or by fewer arbitrator(s), if the parties subsequently agree to fewer) in the City of New York], in accordance with the rules then obtaining of the American Arbitration Association, and the arbitrators’ decision shall be binding and final, and judgment upon the award may be entered in any court having jurisdiction thereof. Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

11

(c)	Entire Agreement. This Agreement, including all Schedules, constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(d)	Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute one and the same instrument.

(e)	Definitions of Certain Terms. The terms “interested persons” and “affiliated persons,” when used in this Agreement, will have the respective meanings specified in the Investment Company Act of 1940 and the rules and regulations thereunder, subject to such exemptions as granted by the Securities and Exchange Commission.

(f)	Governing Law. This Agreement shall be governed by the laws of the State of North Carolina without regard to the principles of conflict of laws, provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940, the Investment Advisors Act of 1940, or any applicable rule or order of the Securities and Exchange Commission.

{Remainder of page left intentionally blank}

12

REPRESENTATION OF SIGNATORIES. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

STAYSAIL SERIES TRUST

By:__________________________________

Name:______________________________________

Title:

THE NOTTINGHAM COMPANY, LLC

By___________________________________

Name:

Title:

13

SCHEDULE A

Funds to be Serviced

BWLB	Brandywine Large Cap ETF
BWLG	Brandywine Large Cap Growth ETF
BWLV	Brandywine Large Cap Value ETF
BWSB	Brandywine Small Cap ETF
BWSG	Brandywine Small Cap Growth ETF
BWSV	Brandywine Small Cap Value ETF
BWIT	Brandywine International ETF
BWCB	Brandywine Core Bond ETF
BWDB	Brandywine Diversified Income ETF:

14

SCHEDULE B

SERVICES

Fund Accounting And Administration Addendum

Nottingham will provide, or cause to be provided by others, the following services:

1.	Accounting Services

Nottingham will provide each Fund with fund accounting, and related portfolio accounting services, and such other services as each Fund may, from time to time, reasonably request, and Nottingham may, from time to time, reasonably determine to be necessary to perform its obligations under this Agreement.

Without limiting the generality of the foregoing, Nottingham will for each Fund:

A.	Portfolio Accounting Services:

(1)	Maintain portfolio records using security trade information communicated from the Fund’s investment advisor, custodian confirmations, and subadvisor, if applicable.

(2)	For each valuation date, obtain prices from a pricing source approved by the Fund’s Valuation Designee and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, obtain the fair value for such securities from the Fund’s Valuation Designee.

(3)	Calculate gross income earnings on investments for each accounting period.

(4)	Accrue expenses of the Fund for each accounting period.

(5)	Calculate and maintain realized and unrealized capital gains and losses, identifying the nature of those gains as short-term or long-term.

(6)	Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund, and as according to the accounting policies and procedures set forth in the Fund’s current prospectus

(7)	Account for periodic distributions of net income and capital gains or losses to shareholders and maintain undistributed income and capital gain or loss balances as of each valuation date.

(8)	Reconcile portfolio holdings and cash of the Fund with the Fund’s custodian and/or prime brokerage account(s).

(9)	Make available portfolio activity and accounting reports to the Fund’s investment advisor daily.

(10)	Calculate contractual Trust and Fund expenses, such as management fees payable to each Fund’s investment advisor and other fees payable to professionals and vendors engaged by the Trust, and control disbursement of all such fees as outlined in the appropriate agreement.

B.	Tax Accounting Services:

(1)	Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for “regulated investment companies” under the Internal Revenue Code of 1986, as amended (the “Code”).

(2)	Maintain tax lot detail for the Fund’s investment portfolio.

(3)	Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Fund.

15

(4)	Assist with calculations of proposed Fund rebalancing and repositioning activity and how that activity may affect the Fund from a tax standpoint.

(5)	Assist in effecting a tax efficient trading strategy, including the use of special redemption units as may be warranted.

(6)	Assist in the preparation and filing of the Trust’s and/or Fund’s tax returns.

C.	Compliance Control Services:

(1)	Support reporting to regulatory bodies and financial statement preparation by making the Fund’s accounting records available to the Trust, the Securities and Exchange Commission (the “SEC”), and the independent accountants.

(2)	Perform its duties hereunder in compliance with applicable laws and regulations and provide any certifications reasonably requested by the Trust in connection with any rules or regulations promulgated by the SEC.

(3)	In order to assist the Trust in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), Nottingham will provide the Trust’s Chief Compliance Officer with reasonable access to Nottingham fund records relating the services provided by it under this Agreement, and will provide monthly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving Nottingham that affect or could affect the Trust.

(4)	Cooperate with the Trust’s independent accountants and take reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to assist the independent accountants with completion of their obligations to the Trust and Fund(s).

2.	Administration Services

Nottingham will provide each Fund with fund administration services, and such other services as the Funds or Trust may, from time to time, reasonably request, and Nottingham may, from time to time, reasonably determine to be necessary to perform its obligations under this Agreement.

Without limiting the generality of the foregoing, Nottingham will for each Fund:

A.	General Fund Management:

(1)	Assist with selection of Trust and Fund service providers.

(2)	Assist with the negotiation and administration of contracts on behalf of the Trust with the Trust and Fund service providers.

(3)	Act as liaison with Trust and Fund service providers.

(4)	Supply non-investment-related statistical and research data as requested.

(5)	Provide individuals reasonably acceptable to the Board to serve as officers of the Trust, who will be responsible for the management of certain of the Trust’s affairs as determined by and under the supervision of the Board.

(6)	Coordinate communications and materials necessary to conduct the scheduled and special meetings of the Trust’s Board of Trustees and such information, reporting and oversight as reasonably requested by the Board. Assistance with special meetings will be considered a special project.

(7)	Assist the Trust with the acquisition, implementation and maintenance of fidelity bonds and other insurance coverage required by the SEC and/or requested by the Trust.

(8)	Recommend dividend declarations to the Board and prepare and distribute to appropriate parties’ notices announcing declaration of dividends and other distributions to shareholders.

16

(9)	Attend Board of Trustees meetings, present materials for the Trustees’ review and assist in the preparation of minutes of such meetings, as requested.

(10)	Audits:

a.	Financial audits – Prepare appropriate schedules and materials, provide requested information to the independent auditors, and facilitate the audit process.

b.	Regulatory audits – Provide requested information to regulatory entities on behalf of the Trust and Fund(s) as requested.

(11)	Assist with preparation of a budget for each Fund, calculate, accrue and pay Fund expenses using Board approved methodology and process.

(12)	House and store executed copies of Trust and Fund documents, agreements and regulatory filings in the manner required under relevant required keeping rules.

B.	Regulatory Reporting and Compliance:

(1)	Assist in the preparation and filing of the annual update of each Fund’s registration statement.

(2)	Assist with supplements, additional updates to a Fund’s registration statement, and other non-routine regulatory filings as special projects.

(3)	Assist with the preparation and filing of annual and semiannual shareholder reports and other filings, such as fidelity bond, Form N-CEN, Form N-CSR, Form N-PORT, Rule 24f-2 notices, Form N-PX and Form N-RN, as applicable, and such other forms of required reporting as they may become required under regulatory practice or code.

(4)	Coordinate the distribution of prospectuses and shareholder reports.

(5)	Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

(6)	Assist in the monitoring of the Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended.

(7)	Calculate required annual excise distribution amounts for the review and approval of Fund management and/or its independent accountant.

(8)	Portfolio Compliance

a.	Monitor the Fund(s) holdings and operations for post-trade portfolio compliance with the appropriate rules, regulations and policies pursuant to advice from the Fund’s independent public accounts and Trust counsel;

b.	Monitor the Fund(s) holdings for compliance with IRS tax limitations and restrictions;

c.	Provide period compliance summary reports to the Fund representative designated by each investment adviser and subadvisor to the Trust and assist in the preparation of periodic compliance reports;

d.	The designated representative of the Fund(s) shall examine each compliance summary report delivered and notify Nottingham of any error, omission or discrepancy within ten (10) days of receipt. The designated representative shall notify Nottingham if it fails to receive any such compliance summary report.

3.	Custodian Services

Nottingham will recommend for selection, assist with the negotiation of and execution of necessary agreements, and interact with the Fund(s) custodian(s) to provide for the safekeeping of the Fund’s assets. Such custodian or custodians shall be subject to the approval of the Trustees. The Custody Agreement entered into for this Trust is attached hereto as Exhibit B. Custodian. Nottingham will be responsible for compensating such custodian or custodians out of Nottingham’s compensation as set forth in Schedule C. Where it is necessary or desirable to utilize multiple custodians for a Fund, Nottingham will coordinate the services provided between the custodians under the relevant agreements.

17

4.	Transfer Agent Services

Nottingham will recommend for selection, assist with the negotiation and execution of necessary agreements and work closely with the Fund(s) transfer agent. The transfer agent will be subject to the approval of the Trustees. The Transfer Agent Agreement entered into for this Trust is attached hereto as Exhibit B. Transfer Agent. Nottingham will be responsible for compensating such transfer agent out of Nottingham’s compensation as set forth in Schedule C.

5.	Distribution Services

Nottingham will recommend for selection, assist with the negotiation and execution of necessary agreements and work closely with the Fund(s) distributor. The distributor will be subject to the approval of the Trustees. The transfer agent will be subject to the approval of the Trustees. The Transfer Agent Agreement entered into for this Trust is attached hereto as Exhibit B. Transfer Agent. Nottingham will be responsible for compensating such distributor out of Nottingham’s compensation as set forth in Schedule C.

6.	Legal Services

Nottingham will recommend for selection and work with legal counsel to the Trust and the Fund(s) to provide representation and legal services. Trust and Fund shall be responsible for all legal fees incurred by the Trust and Fund. Nottingham shall be responsible for allocating such expenses to the best of its ability based upon knowledge of the work being completed. Such services are expected to typically include ordinary legal services provided by Fund counsel for review of documents, board materials, attendance at Board meetings, and availability for ongoing operational compliance issues; and for Counsel to the Independent Trustees, to provide guidance on Board compliance and other governance items as they may arise. The Fund or the Advisor, as the individual case may dictate by discussion and Board action, shall be directly responsible for non-recurring, special situations that arise, including, for example, services provided in connection with special meetings of the board of trustees, additions of new classes or series of shares, shareholder meetings and proxy solicitations, material changes to a Fund’s registration statement, examinations by the Securities and Exchange Commission, and litigation to which a Fund may be a party. Legal counsel shall be subject to the approval of the Trustees. The Trust may be a party to any foregoing agreement. All legal services to the Trust and Funds will be paid directly by the billed entity.

7.	Audit Services

Nottingham will recommend for consideration, assist with the negotiation and execution of necessary agreements and work closely with the Fund(s) independent auditors. Selection and appointment of the independent auditors will be made by the Audit Committee with approval by the Board. All audit and tax services will be paid directly by the billed entity.

8.	Other Services

Nottingham will perform other services for the Trust as agreed to by Nottingham and the Trust from time to time, including, but not limited to performing internal audit examinations, preparation of materials for special board meetings, assisting Trust counsel in the preparation of proxy materials, and assisting in the development of new Funds or Fund classes. Nottingham shall be entitled to additional compensation for such other services, which will be paid directly by the billed entity.

18

9.	Tax Matters

Nottingham does not provide tax advice. Nothing in the Master Services Agreement or this Fund Administration Addendum shall be construed or have the effect of rendering tax advice. It is important that the Trust or a Fund consult a professional tax advisor regarding its individual tax situation. Calculation and proposed execution of tax optimization strategies for exchange traded funds is based on the knowledge and experience of Nottingham personnel, but such advice, recommendations and execution of such strategies are as supplement to rather than replacement for the responsibilities of each Fund’s investment advisor.

19

Transfer Agent And Shareholders Services Addendum

Nottingham will cause to be provided by Nottingham Shareholder Services LLC (“NSS”), a registered transfer agent, the following services under a Transfer Agency Agreement with NSS attached hereto as Schedule B. Transfer Agent :

(1)	Process new accounts

(2)	Process purchases of Fund shares, both initial and subsequent in accordance with conditions set forth in the Fund’s prospectus.

(3)	Transfer shares of capital stock to an existing account or to a new account upon receipt of required documentation in good order.

(4)	Distribute dividends and/or capital gain distributions. This includes disbursement as cash or reinvestment and to change the disbursement option at the request of shareholders.

(5)	Process exchanges between funds (process and direct purchase/redemption and initiate new account or process to existing account).

(6)	Make miscellaneous changes to records, including, but not necessarily limited to, address changes and changes in plans (such as systematic withdrawal, dividend reinvestment, etc.).

(7)	Prepare and deliver confirmation and statement as each transaction is recorded in a shareholder account as follows original to shareholder. Duplicate confirmations to be available on request within current year.

(8)	Handle telephone calls and correspondence in reply to shareholder requests except those items otherwise set forth herein.

(9)	Daily control and reconciliation of Fund shares.

(10)	Handle necessary mailings, either directly or through outsource to transfer agent communication’s firm(s).

(11)	Handle delivery of notices for any Meeting of Shareholders, as required.

(12)	Prepare, with the assistance of the Trust’s accountants, and deliver annual Form 1099 and 5498 to shareholders to whom dividends or distributions are paid, with a copy for the IRS.

(13)	Provide readily obtainable data that may from time to time be requested for audit purposes.

(14)	Replace lost or destroyed checks.

(15)	Continuously maintain all records for active and closed accounts according to the Investment Company Act of 1940 and regulations provided thereunder.

(16)	Manage delivery of annual and semiannual reports, summary prospectus, electronic delivery of shareholder communications, and proxy solicitation support as needed

20

Compliance Services Addendum

Nottingham will provide, or cause to be provided by others, the following services:

(1)	Provide a designated Chief Compliance Officer

(2)	Draft, maintain and implement the Trust’s Compliance Manual and related policies and procedures

(3)	Provide quarterly reporting, and in the interim if necessary, to the Board on material compliance issues

(4)	Attend quarterly Board meetings (at least one in-person meeting annually)

(5)	Attend special Board meetings or Committee meetings as requested

(6)	Meet separately with the Trust’s independent trustees at least annually

(7)	Distribute the Trust’s Compliance Manual and obtain applicable certifications as necessary

(8)	Conduct the annual compliance review as required under Rule 38a-1

(9)	Maintain a regulatory compliance calendar

(10)	Perform a due diligence review of each Advisor, Subadvisor and major service provider every year, with on-site reviews at least once every 24 months

(11)	Manage Code of Ethics procedures

(12)	Respond or assist in the response to compliance and regulatory inquiries

(13)	Conduct two training sessions (up to 3 hours each) per year on topics (and to personnel) designated by the Trust’s officers or the Board

Initial Due Diligence:

In the event that a new Advisor or Subadvisor client is added to the Trust, an initial due diligence review (which shall include an on-site visit) of the new Advisor or Subadvisor (an “Initial Review”) is required to assist the Board in determining whether such Advisor’s or Subadvisor’s policies and procedures are reasonably designed to prevent violation of the federal securities laws as described in Rule 38a-1(a)(2).

Other Services

If Nottingham performs services with the prior approval of the Board with respect to a Fund in anticipation of a Fund’s launch (other than an Initial Review), but the Fund does not commence operations within 90 days of performing such services, the Advisor shall pay Nottingham for time expended.

21